     As Filed with the Securities and Exchange Commission on July 3, 2001

                                             Registration No. 333-
            -----------------------------------------------------
            -----------------------------------------------------

                       Securities and Exchange Commission
                            Washington, D.C. 20549

                             --------------------

                                    Form S-8
                             Registration Statement
                                     Under
                          The Securities Act of 1933

                             --------------------

                              Antares Pharma, Inc.
             (Exact Name of Registrant as Specified in its Charter)

         Minnesota                                      41-1350192
    (State or Other Jurisdiction                     (I.R.S. Employer
  of Incorporation or Organization)               Identification Number)


                          161 Cheshire Lane, Suite 100
                             Minneapolis, MN 55441
                                 (763) 475-7700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             --------------------

               1998 Stock Option Plan for Non-Employee Directors
       2001 Stock Option Plan for Non-Employee Directors and Consultants
                 2001 Incentive Stock Option Plan for Employees
                              (Full Title of Plan)

                            Roger G. Harrison, PH.D.
                            Chief Executive Officer
                              Antares Pharma, Inc.
                          161 Cheshire Lane, Suite 100
                             Minneapolis, MN 55441
                                 (763) 475-7700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                              -------------------

                                   Copies To:
                               Ivy S. Bernhardson
                          Leonard, Street and Deinard
                      150 South Fifth Street - Suite 2300
                             Minneapolis, MN 55402
                                 (612) 335-7072

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 TITLE OF
EACH CLASS                      PROPOSED       PROPOSED
    OF                          MAXIMUM        MAXIMUM
SECURITIES       AMOUNT TO      OFFERING      AGGREGATE       AMOUNT OF
  TO BE             BE          PRICE PER      OFFERING     REGISTRATION
REGISTERED       REGISTERED     SHARE (2)      PRICE (2)       FEE (2)
--------------------------------------------------------------------------------
Common  Stock,    19,000        $1.5625       $29,687.50           $  7.42
 par value $.01
 per share (3)

Common Stock,    200,000        $4.4184       $  883,680           $220.92
par value $.01
 per share (4)

Common Stock,    600,000        $4.4096       $2,645,760           $661.44
par value $.01
 per share (5)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) This Registration Statement covers the aggregate number of ordinary shares which may be sold upon the exercise of options which have been granted and may be granted under the terms of the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan"), the 2001 Stock Option Plan for Non-Employee Directors and Consultants (the "2001 Plan") or the 2001 Incentive Stock Option Plan for Employees (the "Employee Plan") (collectively the "Plan"). Pursuant to Rule 416, this Registration Statement shall also be deemed to cover an indeterminate number of additional shares of common stock in the event the number of outstanding shares of Antares Pharma, Inc. is increased by stock splits, stock dividends and/or similar transactions.

(2) Pursuant to Rule 457(h) and (c), the offering price is based on the exercise price of options granted and the offering price for the additional shares that may be issued under the Plans, estimated solely for the purposes of determining the registration fee, is based on $4.30, the average of the high and low prices per share quoted for the Registrant's common stock on the Nasdaq SmallCap Market on July 2, 2001.

(3) Shares underlying options that have been granted under the 1998 Plan. The 1998 Plan has been replaced by the 2001 Plan and no additional options will be granted under the 1998 Plan.

(4) Shares underlying options that have been or may be granted under the 2001 Plan.

(5) Shares underlying options that have been or may be granted under the Employee Plan.

                               EXPLANATORY NOTES

All references in this Registration Statement to "the Company," "Antares," "the Registrant," "we," "our," and "us" refer to Antares Pharma, Inc., a Minnesota corporation. We have prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of our common stock that may be issued under the 1998 Stock Option Plan for Non-Employee Directors (the "1998 Plan"), the 2001 Stock Option Plan for Non-Employee Directors and Consultants (the "2001 Plan") or the 2001 Incentive Stock Option Plan for Employees (the "Employee Plan") (collectively the "Plans").

This Registration Statement includes two parts. The documents constituting the prospectus under Part I of this Registration Statement (the "Plan Prospectus") will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The second prospectus (the "Reoffer Prospectus") may be used in connection with the reoffers and resales of shares of our common stock, by selling shareholders who may be deemed "affiliates" of the Company, issued pursuant to the exercise of options granted under the Plans. The Reoffer Prospectus is filed as part of this Registration Statement as required by Form S-8.

                               REOFFER PROSPECTUS

                                 819,000 SHARES
                          Common Stock, $.01 par value

                              Antares Pharma, Inc.
                          161 Cheshire Lane, Suite 100
                          Minneapolis, Minnesota 55441
                                 (763) 475-7700


This Reoffer Prospectus relates to the reoffer and resale by certain selling shareholders of shares of our common stock that we may issue to the selling shareholders upon the exercise of stock options we granted to them under our Plans We have registered the offer and sale of these shares to the selling shareholders on Form S-8 filed concurrently with this Reoffer Prospectus with the Securities and Exchange Commission. This Reoffer Prospectus also relates to certain shares of our common stock subject to options that we have not yet granted under the Plans. If we grant these options to persons who must use the prospectus to reoffer and resell the shares subject to such options, we will distribute a prospectus supplement. If the selling shareholders resell these shares, we will not receive any of the proceeds from the resales.

The selling shareholders have advised us that they may resell the shares from time to time in one or more transactions on the Nasdaq SmallCap Market or on any stock exchange or other automated quotation system on which the common stock may become listed, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this Reoffer Prospectus.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 1.

Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "ANTR." The last reported sale price of our common stock on the Nasdaq SmallCap Market on July 2, 2001 was $4.30 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Reoffer Prospectus is July 3, 2001.

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
RISK FACTORS OF ANTARES COMMON STOCK............................................   1

 Uncertainty of Market Acceptance; Limited Current Market
 for Injector Drug Delivery Technologies; Transdermal Patches;
 Transdermal Gels; Injectable Gels..............................................   1

 Limited Operating History with Subsidiaries; Lack of Profitability.............   2

 Need for Additional Capital and Capital Requirements...........................   2

 Expansion Strategy.............................................................   2

 Dependence on Major Customers..................................................   3

 Dependence on Single Source Suppliers..........................................   3

 Risks Associated with Third-Party Reimbursement of End Users...................   3

 Dependence on Collaborative Agreements with Pharmaceutical Companies...........   4

 Limited Manufacturing Experience; Risks Associated with
 New Materials, New Assembly....................................................   4

 Dependence on Third Parties to Develop, Obtain Regulatory
 Approvals, Market, Distribute and Sell our Products............................   5

 Acceptance of Drug Delivery Technologies by Patients and Physicians............   5

 Competition; Risk of Technological Obsolescence................................   6

 Protection of Technology and Proprietary Rights................................   6

 We may Infringe the Proprietary Rights of Others...............................   6

 We may Incur Significant Costs Seeking Approval for our Products...............   7

 We may be Subject to Sanctions if we Fail to Comply with Regulatory
 Requirements...................................................................   7

 Our Revenues may be Limited if the Marketing Claims Asserted about our
 Products are not Approved......................................................   8

 We may Face Product Liability Claims Related to Participation in Clinical
 Trials or the Use or Misuse of our Products....................................   8

 We must Keep Pace with the Rapid Technological Change and Meet the Intense
 Competition in the Industry....................................................   8

 Quarterly Fluctuations in Operating Results....................................   9

 Possible Stock Price Volatility................................................   9

 The Integration of our Companies...............................................   9

 Loss of Certain Key Officers or Employees; New Chief Executive Officer.........  10

 Uncertainties in Realizing Benefits from the Transaction.......................  10

ABOUT THIS REOFFER PROSPECTUS...................................................  10

SAFE HARBOR ON FORWARD-LOOKING STATEMENTS.......................................  11

THE COMPANY.....................................................................  11

USE OF PROCEEDS.................................................................  12

DETERMINATION OF OFFERING PRICE.................................................  12

DILUTION........................................................................  12

SELLING SHAREHOLDERS............................................................  12

PLAN OF DISTRIBUTION............................................................  14

LEGAL MATTERS...................................................................  16

EXPERTS.........................................................................  17

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................  17

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION..  18

WHERE YOU CAN FIND MORE INFORMATION.............................................  18

                     RISK FACTORS OF ANTARES COMMON STOCK

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus and in the documents referred to below in "Where You Can Find More Information," before you decide whether to buy our common stock. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline and you could lose all of your investment.

Uncertainty of Market Acceptance; Limited Current Market for Injector Drug Delivery Technologies; Transdermal Patches; Transdermal Gels; Injectable Gels

     Our success will depend upon increasing market acceptance of our drug delivery technologies as an alternative to traditional delivery systems. During the time period since initial commercial introduction, our products have had only limited success competing with traditional drug delivery systems because, we believe, of the size, cost and complexity of use and maintenance of our drug delivery technologies and the relatively small number of drugs that have been self-administered. In order to increase market acceptance, we believe that we must successfully develop improvements in the design and functionality of future drug delivery technology that will reduce cost and increase appeal to users, thereby making these technologies desirable despite their premium cost over traditional drug delivery systems. Projected improvements in functionality and design may not adequately address the actual or perceived complexity of using our drug delivery technologies or adequately reduce cost. In addition, we believe that our future success depends upon our ability to enter into additional collaborative agreements with drug and medical device manufacturers, as discussed below. There can be no assurance that we will be successful in these efforts or that our drug delivery technologies will ever gain sufficient market acceptance to achieve and/or sustain profitable operations.

     Although transdermal patches are a well accepted method of drug delivery, many other companies compete in this sector. Because the cost of manufacturing equipment is high, most manufacturing is done by a limited number of contract manufacturers. Therefore, our costs will remain high and our pricing options will be limited. We may develop a superior patch, but we may not be able to price it competitively, or our margins may not justify maintaining the business if our market share is low. Patches are not central to our business strategy and may suffer from lack of attention. There can be no assurance that we will be successful in the transdermal patch market.

     Because transdermal gels are a newer, less understood method of drug delivery, our potential consumers (the pharmaceutical manufacturers) have little experience with manufacturing costs or pricing parameters. Our assumption of higher value may not be shared by the consumer. To date, transdermal gels have successful entry into only a limited number of markets. There can be no assurance that transdermal gels will ever gain sufficient market acceptance in those or other markets to achieve and/or sustain profitable operations.

     Although the injectable gel research field is active, there is essentially no data regarding consumer acceptance. Regulatory compliance and approvals can take a substantial amount of time due to clinical evaluations that are required for this type of method but not for other drug delivery methods. There can be no assurance that injectable gels will ever obtain the necessary regulatory approvals or gain sufficient market acceptance to achieve and/or sustain profitable operations.

Limited Operating History with Subsidiaries; Lack of Profitability

     We recorded the first revenue from developing our injector technologies in 1979. In addition, there have been limited commercial sales of products utilizing our technologies and most of our technologies are still under development. Since 1993, we have generated revenues from product development fees and licensing arrangements, and from royalties. Our operating history with the three subsidiaries we purchased from Permatec is short; the transaction closed on January 31, 2001.

     Currently, we are not profitable. We have had accumulated aggregate net losses from the inception of our business through December 31, 2000, of approximately $17,264,000. The costs for research and product development of our drug delivery technologies along with marketing and selling expenses and general and administrative expenses have been the principal causes of our losses. Our ability to achieve and/or sustain profitable operations depends on a number of factors, many of which are beyond our direct control. These factors include:

       .  the demand for our technologies;
       . our ability to manufacture products efficiently and with the required quality;
       .  our ability to increase manufacturing capacity;
       .  the level of product and price competition;
       . our ability to develop additional commercial applications for our products;
       .  our ability to obtain regulatory approvals;
       .  our ability to control costs; and
       .  general economic conditions.

Need for Additional Capital and Capital Requirements

     In February and March 2001, we received cash proceeds of approximately $10,000,000 from a private placement of our common stock. Our cash resources will be insufficient to fund our capital requirements beyond approximately mid-2002 and will not be sufficient for us to reach profitability. Accordingly, we will require equity and/or debt financing prior to mid-2002. There can be no assurance that sufficient additional equity or debt financing will be available. If we cannot obtain financing when needed, or obtain it on favorable terms, we may be required to curtail development of new drug delivery technologies or our expansion of manufacturing capacity.

Expansion Strategy

     We intend to continue to enhance our current technologies and pursue additional proprietary drug delivery technologies. However, we may be unable to achieve our objectives of revenue growth and profitability. Even if enhanced or additional technologies appear promising during various stages of development, we may not be able to develop commercial applications for them because:

       .  the potential technologies may fail clinical studies;
       . we may not find a pharmaceutical company to adopt the technologies; . it may be difficult to apply the technologies on a commercial scale;
          or
       .  the technologies may be uneconomical to market.

     Our future success depends to a significant degree on our ability to obtain regulatory approval for and commercialize the use of our drug delivery technologies. However, we have not yet completed research and development work or obtained regulatory approval for such improved systems or for use with any drugs other than insulin, human growth hormone and estradiol. There can be no assurance that any development work will ultimately be successful or that unforeseen difficulties will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale up, marketing, or product distribution related to any such improved technologies or new uses. Any such occurrence could materially delay the commercialization of such improved technologies or new uses or prevent their market introduction entirely.

Dependence on Major Customers

     Our revenue currently depends on a limited number of customers. The loss of any one of these customers could cause revenues to decrease significantly, resulting in, or increasing, our losses from operations. If we cannot broaden our customer base, we will continue to depend on a few customers for the majority of our revenues. We may be unable to negotiate favorable business terms with customers that represent a significant portion of our revenues. If that occurs, our revenues and gross profits may be insufficient to allow us to achieve and/or sustain profitability.

Dependence on Single Source Suppliers

     Certain of our technologies contain a number of customized components manufactured by various third-parties. Regulatory requirements applicable to medical device and transdermal patch manufacturing can make substitution of suppliers costly and time-consuming. In the event that we could not obtain adequate quantities of these customized components from our suppliers, there can be no assurance that we would be able to access alternative sources of such components within a reasonable period of time, on acceptable terms or at all. The unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of components could have a material adverse effect on our ability to manufacture and market our products.

Risks Associated with Third-Party Reimbursement of End Users

     Certain sales of our current and proposed technologies in certain markets are dependent in part on the availability of adequate reimbursement from third-party healthcare payors. Currently, insurance companies and other third-party payors reimburse the cost of certain technologies on a case-by-case basis and may refuse reimbursement if they do not perceive benefits to their use in a particular case. Third-party payors are increasingly challenging the pricing of medical products and services, and there can be no assurance that such third-party payors will not in the future increasingly reject claims for coverage of the cost of certain of our technologies. In addition, there can be no assurance that adequate levels of reimbursement will be available to enable us to achieve or maintain market acceptance of our technologies or maintain price levels sufficient to realize profitable operations. Furthermore, there is a possibility of increased government control or influence over a broad range of healthcare expenditures in the future. Any such trend could negatively impact the market for our drug delivery technologies.

Dependence on Collaborative Agreements with Pharmaceutical Companies

     We believe that the introduction and broad acceptance of our drug delivery technologies is in part dependent upon the success of our current and any future development and licensing arrangements with pharmaceutical and medical device companies covering the development, manufacture, use and marketing of drug delivery technologies with specific parenteral drug therapies. We anticipate that under these arrangements the pharmaceutical or medical device company will assist in the development of systems for such drug therapies and collect or sponsor the collection of the appropriate data for submission for regulatory approval of the use of the drug delivery technology with the licensed drug therapy. The pharmaceutical or medical device company also will be responsible for distribution and marketing of the technologies for these drug therapies either worldwide or in specific territories. We are currently a party to a number of such agreements. There can be no assurance that we will be successful in executing additional agreements with pharmaceutical or medical device companies or that existing or future agreements will result in the sale of our drug delivery technologies. If we do not enter into additional agreements in the future, or if our current or future agreements do not result in successful marketing of our products, our business, results of operations and financial condition could be adversely affected and our revenues and gross profits may be insufficient to allow us to achieve and/or sustain profitability. As a result of these arrangements, we are dependent upon the development, data collection and marketing efforts of such pharmaceutical and medical device companies. The amount and timing of resources such pharmaceutical and medical device companies devote to these efforts are not within our control, and such pharmaceutical and medical device companies could make material decisions regarding these efforts that could adversely affect our future financial condition and results of operations. In addition, factors that adversely impact the introduction and level of sales of any drug covered by such licensing arrangements, including competition within the pharmaceutical and medical device industries, the timing of regulatory or other approvals and intellectual property litigation may also negatively affect sales of our drug delivery technology.

     Additional risks that we face related to our collaborative agreements include:

       . inability to enter into collaborative agreements to develop additional products using drug delivery technologies;
       . any existing or future collaborative agreements may not result in additional commercial products;
       . additional commercial products that we may develop may not be successful;
       . we may not be able to meet the milestones established in our current or future collaborative agreements and thus, would not receive the fees; and
       . we may not be able to develop successful new drug delivery technologies that will be attractive to potential pharmaceutical company partners.

Limited Manufacturing Experience; Risks Associated with New Materials, New Assembly Procedures and Increased Production Levels

     Our past assembly, testing and manufacturing experience for certain of our technologies has involved the assembly of products from machined stainless steel and composite components in limited quantities. Our planned future drug delivery technologies necessitate significant changes and additions to our manufacturing and assembly process to accommodate new components. These systems must be manufactured in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining quality and acceptable manufacturing costs. In addition, our plans call for significantly increased levels of production and a shift to performing more manufacturing functions internally rather than relying on third-party suppliers, which will require us to eventually expand beyond our current facilities. In the course of these changes and additions to our manufacturing and production methods, we may encounter difficulties, including problems involving yields, quality control and assurance, product reliability, manufacturing costs, existing and new equipment, component supplies and shortages of personnel, any of which could result in significant delays in production. There can be no assurance that we will be able to produce and manufacture successfully our drug delivery technology. Any failure to do so would negatively impact our business, financial condition and results of operations.

Dependence on Third Parties to Develop, Obtain Regulatory Approvals, Market, Distribute and Sell our Products

     Pharmaceutical company partners help us develop, obtain regulatory approvals for, manufacture and sell our products. If one or more of these pharmaceutical company partners fail to pursue the development or marketing of the products as planned, our revenues and gross profits may not reach expectations or may decline. We may not be able to control the timing and other aspects of the development of products because pharmaceutical company partners may have priorities that differ from ours. Therefore, commercialization of products under development may be delayed unexpectedly. Further, we may incorporate certain of our drug delivery technologies into the oral dosage forms of products marketed and sold by pharmaceutical company partners. We do not have a direct marketing channel to consumers for drug delivery technologies. Therefore, the success of the marketing organizations of the pharmaceutical company partners, as well as the level of priority assigned to the marketing of the products by these entities, which may differ from our priorities, will determine the success of the products incorporating our technologies.

Acceptance of Drug Delivery Technologies by Patients and Physicians

     Our revenues depend on ultimate patient and physician acceptance of our needle-free injectors, gels, patches and our other potential drug delivery technologies as an alternative to more traditional forms of drug delivery including injections using a needle, tablets and liquid formulas. If our drug delivery technologies are not accepted in the marketplace, the pharmaceutical company partners may be unable to successfully market and sell our products, which would limit our ability to generate revenues and to achieve and/or sustain profitability. The degree of acceptance of our drug delivery systems depend on a number of factors. These factors include:

       .  demonstrated clinical efficacy and safety;
       .  cost-effectiveness;
       . convenience and ease of administration of injectors, transdermal gels and patches;
       . advantages over alternative drug delivery systems; and . marketing and distribution support.

     Physicians may refuse to prescribe products incorporating our drug delivery technologies if the physicians believe that the active ingredient is better administered to a patient using alternative drug delivery technologies or the physicians believe that the delivery method will result in patient noncompliance. Factors, such as allergic reactions, patient perceptions that a gel is inconvenient and cosmetic considerations about patches, may cause patients to reject our drug delivery technologies.

     In addition, we expect that the pharmaceutical company partners will price products incorporating their drug delivery technologies slightly higher than conventional methods, which may impair their acceptance. Because only a limited number of products incorporating our drug delivery technologies are commercially available, we cannot yet assess the level of market acceptance of our drug delivery technologies.

Competition; Risk of Technological Obsolescence

     Our current competition is primarily from traditional hypodermic needles and syringes which are used for the vast majority of injections administered today and from transdermal patch and gel products marketed by others. Currently, competition in the needle-free injection market is limited to small companies with modest financial and other resources, but the barriers to entry are currently low and additional competitors may enter the needle-free injection systems market, including companies with substantially greater resources and experience than us. There can be no assurance that we will be able to compete effectively against our current or potential competitors in the drug delivery market, or that such competitors will not succeed in developing or marketing products that will be more accepted in such market. Competition in this market could also force us to reduce the prices of our technologies below currently planned levels, which could adversely affect our revenues and future profitability.

     In general, injection is used only with drugs for which other drug delivery methods are not possible, in particular with biopharmaceutical proteins (drugs derived from living organisms, such as insulin and human growth hormone) that cannot currently be delivered orally, transdermally (through the skin) or pulmonarily (through the lungs). Transdermal patches and gels are also used for drugs that cannot be delivered orally. Many companies, both large and small, are engaged in research and development efforts on novel techniques aimed at delivering such drugs through the skin, either without needle injection or by patch and gel. The successful development and commercial introduction of such a non-injection technique would likely have a material adverse effect on our business, financial condition, results of operations and general prospects.

Protection of Technology and Proprietary Rights

     Our success depends, in part, on our ability to obtain and enforce patents for our products, processes and technologies and to preserve our trade secrets and other proprietary information. If we cannot do so, our competitors may exploit our innovations and deprive us of the ability to realize revenues and profits from our developments.

     Any patent applications we may have made or may make relating to our potential products, processes and technologies may not result in patents being issued. Our current patents may not be valid or enforceable and may not protect us against competitors that challenge our patents, obtain patents that may have an adverse effect on our ability to conduct business or are able to circumvent our patents. Further, we may not have the necessary financial resources to enforce our patents.

     To protect our trade secrets and proprietary technologies and processes, we rely, in part, on confidentiality agreements with employees, consultants and advisors. These agreements may not provide adequate protection for our trade secrets and other proprietary information in the event of any unauthorized use or disclosure, or if others lawfully develop the information.

We may Infringe the Proprietary Rights of Others

     Third parties may claim that the manufacture, use or sale of our drug delivery technologies infringe their patent rights. If such claims are asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in court. If we could not obtain required licenses, are found liable for infringement or are not able to have these patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or methods of drug delivery covered by the patents of others. We may not have identified, or be able to identify in the future, United States or foreign patents that pose a risk of potential infringement claims.

     We enter into collaborative agreements with pharmaceutical companies to apply drug delivery technologies to drugs developed by others. Ultimately, we receive license revenues and product development fees, as well as revenues from the sale of products incorporating our technologies and royalties. The drugs to which our drug delivery technologies are applied are generally the property of the pharmaceutical companies. Those drugs may be the subject of patents or patent applications and other forms of protection owned by the pharmaceutical companies or third parties. If those patents or other forms of protection expire, become ineffective or are subject to the control of third parties, sales of the drugs by the collaborating pharmaceutical company may be restricted or may cease. Our revenues, in that event, may decline.

We may Incur Significant Costs Seeking Approval for our Products

     The design, development, testing, manufacturing and marketing of pharmaceutical compounds, medical nutrition and diagnostic products and medical devices are subject to regulation by governmental authorities, including the United States Food and Drug Administration (the "FDA"), and comparable regulatory authorities in other countries. The approval process is generally lengthy, expensive and subject to unanticipated delays. Currently, we, along with our partners, are actively pursuing marketing approval for a number of products from regulatory authorities, in other countries and anticipate seeking regulatory approval from the FDA for products developed pursuant to the agreement with BioSante. Our revenue and profit will depend, in part, on the successful introduction and marketing of some or all of such products by us or our partners. There can be no assurance as to when or whether such approvals from regulatory authorities will be received.

     Applicants for FDA approval often must submit extensive clinical data and supporting information to the FDA. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a drug product. Changes in FDA approval policy during the development period, or changes in regulatory review for each submitted new drug application also may cause delays or rejection of an approval. Even if the FDA approves a product, the approval may limit the uses or "indications" for which a product may be marketed, or may require further studies. The FDA also can withdraw product clearances and approvals for failure to comply with regulatory requirements or if unforeseen problems follow initial marketing.

     In other jurisdictions, we, and the pharmaceutical companies with whom we are developing technologies, must obtain required regulatory approvals from regulatory agencies and comply with extensive regulations regarding safety and quality. If approvals to market the products are delayed, if we fail to receive these approvals, or if we lose previously received approvals, our revenues would be reduced. We may not be able to obtain all necessary regulatory approvals. We may be required to incur significant costs in obtaining or maintaining regulatory approvals.

We may be Subject to Sanctions if we Fail to Comply with Regulatory Requirements

     If we, or pharmaceutical companies with whom we are developing technologies, fail to comply with applicable regulatory requirements, we, and the pharmaceutical companies, may be subject to sanctions, including:

       .  warning letters;
       .  fines;
       .  product seizures or recalls;

       .  injunctions;
       . refusals to permit products to be imported into or exported out of the applicable regulatory jurisdiction;
       .  total or partial suspension of production;
       . withdrawals of previously approved marketing applications; and . criminal prosecutions.

Our Revenues may be Limited if the Marketing Claims Asserted about our Products are not Approved

     Once a drug product is approved by the FDA, the Division of Drug Marketing, Advertising and Communication, the FDA's marketing surveillance department within the Center for Drugs, must approve marketing claims asserted by our pharmaceutical company partners. If a pharmaceutical company partner fails to obtain from the Division of Drug Marketing acceptable marketing claims for a product incorporating our drug technologies, our revenues from that product may be limited. Marketing claims are the basis for a product's labeling, advertising and promotion. The claims the pharmaceutical company partners are asserting about our drug delivery technologies, or the drug product itself, may not be approved by the Division of Drug Marketing.

We may Face Product Liability Claims Related to Participation in Clinical Trials or the Use or Misuse of our Products

     The testing, manufacturing and marketing of products utilizing our drug delivery technologies may expose us to potential product liability and other claims resulting from their use. If any such claims against us are successful, we may be required to make significant compensation payments. Any indemnification that we have obtained, or may obtain, from contract research organizations or pharmaceutical companies conducting human clinical trials on our behalf may not protect us from product liability claims or from the costs of related litigation. Similarly, any indemnification we have obtained, or may obtain, from pharmaceutical companies with whom we are developing drug delivery technologies may not protect us from product liability claims from the consumers of those products or from the costs of related litigation. If we are subject to a product liability claim, our product liability insurance may not reimburse us, or may not be sufficient to reimburse us, for any expenses or losses that may have been suffered. A successful product liability claim against us, if not covered by, or if in excess of, the product liability insurance, may require us to make significant compensation payments, which would be reflected as expenses on our statement of operations. As the result either of adverse claim experience or of medical device or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and there can be no assurance that insurance coverage will continue to be available on commercially reasonable terms or at all.

We must Keep Pace with the Rapid Technological Change and Meet the Intense Competition in the Industry

     Our success depends, in part, upon maintaining a competitive position in the development of products and technologies in a rapidly evolving field. If we cannot maintain competitive products and technologies, our current and potential pharmaceutical company partners may choose to adopt the drug delivery technologies of our competitors. Drug delivery companies that compete with our technologies include ALZA and Elan, along with many other companies. We also compete generally with other drug delivery, biotechnology and pharmaceutical companies, engaged in the development of alternative drug delivery technologies or new drug research and testing. Many of these competitors have substantially greater financial, technological, manufacturing, marketing, managerial and research and development resources and experience than we do, and, therefore, represent significant competition.

     Competitors may succeed in developing competing technologies or obtaining governmental approval for products before we do. Competitors' products may gain market acceptance more rapidly than our products. Developments by competitors may render our products, or potential products, noncompetitive or obsolete.

Quarterly Fluctuations in Operating Results

     Our operating results may vary significantly from quarter to quarter, in part because of changes in consumer buying patterns, aggressive competition, the timing of the recognition of licensing or development fee payments and the timing of, and costs related to, any future technology or new drug use introductions. Our operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with the introduction of any new technology or drug use and with general market trends may limit management's ability to forecast short-term results of operations accurately. Fluctuations caused by variations in quarterly operating results or our failure to meet analysts' projections or public expectations as to results may adversely affect the market price of our common stock.

Possible Stock Price Volatility

     The trading prices of our common stock could be subject to wide fluctuations in response to events or factors, many of which are beyond our control. These could include, without limitation (i) quarter to quarter variations in our operating results, (ii) announcements by us or our competitors regarding the results of regulatory approval filings, clinical trials or testing, (iii) developments or disputes concerning proprietary rights, (iv) technological innovations or new commercial products, (v) material changes in our collaborative arrangements and (vi) general conditions in the medical technology industry. Moreover, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical technology and device companies and which have often been unrelated to the operating performance of such companies.

The Integration of our Companies

     Operating the former Permatec subsidiaries as our subsidiaries involves technological, operational and personnel-related risks. The integration process will be complex, time-consuming and expensive, and will disrupt the business of the companies after completion of the transaction if not completed in a timely and efficient manner. We and our subsidiaries will utilize common information and communication systems, facilities, operating procedures, financial controls and human resources practices. We may encounter difficulties, costs and delays involved in integrating these operations, including:

     . Integrating the information and communications systems of our companies may be more challenging, expensive and time-consuming than we anticipate;

     . Combining other operational systems, such as product fulfillment and customer service, may be more difficult than we anticipate;

     . Maintaining the quality of products and services that we and the former Permatec subsidiaries have historically provided may be more challenging that we anticipate;

     . Coordinating geographically diverse organizations may be more challenging, expensive and time-consuming than we anticipate; and

     . Integrating our business culture and the former Permatec subsidiaries' business culture may be more difficult than we anticipate.

     If these difficulties, costs or delays occur, we may fail to realize the benefits that we currently expect to result from the transaction with Permatec and material adverse short and long-term effects on our operating results and financial condition could result.

Loss of Certain Key Officers or Employees; New Chief Executive Officer

     The success of our business is materially dependent upon the continued services of certain of our key officers and employees. The loss of such key personnel could have a material adverse effect on our business, operating results or financial condition. We plan on hiring personnel to work in the areas of: regulatory/clinical, device production, and administrative support. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining key personnel in the future.

     We have recently appointed Dr. Roger Harrison as chief executive officer to replace Franklin Pass, M.D., who will continue to serve as our vice chairman. Dr. Harrison joins us after a career with Eli Lilly and Company.

Uncertainties in Realizing Benefits from the Transaction

     Even if we are able to integrate the operations of the companies successfully, there can be no assurance that such integration will result in the realization of the full benefits that we currently expect to result from such integration or that such benefits will be achieved within the time frame that we currently expect. Potential risks, any of which could harm our business, results of operations or financial condition, relating to the integration of the companies include:

     . The benefits from the transaction may be offset by costs incurred in integrating the companies;

     . The process of integrating operations could cause an interruption of our ongoing business activities;

     . The benefits from the transaction may also be offset by increases in other expenses, by operating losses or by problems in the business unrelated to the transaction; and

     . The attention and effort devoted to the integration of the companies will significantly divert management's attention from other important issues.


                         ABOUT THIS REOFFER PROSPECTUS

     This Reoffer Prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information provided or incorporated by reference in this Reoffer Prospectus or any related supplement. We have not authorized anyone else to provide you with different information. No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Reoffer Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any selling shareholder. This Reoffer Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. The delivery of this Reoffer Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                   SAFE HARBOR ON FORWARD-LOOKING STATEMENTS

     Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this Reoffer Prospectus or are incorporated herein by reference. These forward-looking statements reflect our views with respect to future events and financial performance. The words "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this Reoffer Prospectus. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except to the extent required under the federal securities laws, we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

     We were incorporated in Minnesota on January 31, 1979 under the name Derata
Corporation.   We changed our name to Medi-Ject Corporation ("Medi-Ject") on
November 16, 1992. On January 31, 2001, we completed a business combination to acquire the three operating subsidiaries of Permatec Holding AG ("Permatec"), headquartered in Basel, Switzerland. The business combination transaction with the Permatec subsidiaries was accounted for as a reverse merger due to the fact that upon the closing of the transaction, Permatec owned in excess of 67% of the shares of our common stock. The historical financial statements of Permatec thus became those of the Company. Upon consummation of the transaction, the acquired Permatec subsidiaries were renamed Antares Pharma AG, Antares Pharma IPL AG and Antares Pharma NV and we changed our name to Antares Pharma, Inc.
The following discussion of our business includes our operations following the transaction with Permatec.

     We develop, manufacture and market novel medical devices, called jet injectors, that allow people to self-inject drugs without using a needle. We make a small spring-action device and the attached disposable plastic syringes to hold the drug. A liquid drug is drawn up into the syringe through a small hole at the end. When the syringe is held against the body and the spring is released, a piston drives the fluid stream into the tissues beneath the skin. A person may re-arm the device and repeat the process or attach a new sterile syringe between injections. Recently we have developed a variation of the jet injector by adding a very small hidden needle to a pre-filled, single-use injector.

     With the Permatec combination, we are also committed to other methods of drug delivery, including trandsdermal patches, topical gel formulations and fast-dissolve oral and transbuccal delivery. These other drug delivery methods have become a material part of the business moving forward.

     We plan to operate in the specialized drug delivery sector of the pharmaceutical industry. Companies in this sector generally bring technology and know-how in the area of drug formulation (in our case this will include injection devices) to pharmaceutical manufacturers through licensing and development agreements. We view the pharmaceutical manufacturer as our customer. We have negotiated and executed licensing relationships in the growth hormone segment (needle-free devices in Europe and Asia) and the hormone replacement segment (transdermal delivery of estradiol in South America) and topical hormone gels (several development programs in place worldwide). In addition, we continue to market needle-free devices for the home administration of insulin in the U.S. and international markets as we seek a distribution relationship with an insulin manufacturer.

     Our principal executive office is located at 161 Cheshire Lane, Suite 100, Minneapolis, Minnesota, and our telephone number at that office is (763) 475-7700. We have wholly-owned subsidiaries in Switzerland (Antares Pharma AG and Antares Pharma IPL AG) and the Netherlands Antilles (Antares Pharma NV).

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

                        DETERMINATION OF OFFERING PRICE

     This prospectus may be used from time to time by the selling shareholders who offer the shares registered hereby for sale, and the offering price of such shares will be determined by the selling shareholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                                   DILUTION

     We are not selling any of the shares of our common stock offered by this prospectus. Therefore, there will be no dilution in the value per share as a result of the sale of these shares by the selling shareholders.

                             SELLING SHAREHOLDERS

     This Reoffer Prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling shareholders under the Plan. The selling shareholders are persons who may be deemed to be "affiliates" of the Company. In addition, certain unnamed non-affiliates of the Company holding restricted securities may use this Reoffer Prospectus for reoffers and resales of the shares pursuant to the registration statement of which this Reoffer Prospectus is part, if such non-affiliates hold less than the lesser of 1,000 shares or 1% of the shares issuable under the Plan.

     The following table lists the selling shareholders and other information regarding their beneficial ownership of the shares of our common stock. The following table sets forth (i) the number of shares of common stock beneficially owned by each selling shareholder at June 30, 2001; (ii) the number of shares of common stock to be offered for resale by each selling shareholder (i.e., the total number of shares underlying warrants, all of which are presently exercisable, held by each selling shareholder); and (iii) the number and percentage of outstanding shares of common stock to be held by each selling shareholder after completion of the offering (assumes the sale of all shares offered pursuant to this prospectus).

                                                                                             Number of shares of
                                                                                                Common Stock/
                                          Number of shares                                   Percentage of Class
                                              of Common                                       to be Owned after
                                         Stock beneficially        Number of shares of        Completion of the
                                            owned at June           Common Stock to be         Offering (1) (2)
Name                                        30, 2001 (1)               Offered (1)
Dr. Jacques Gonella, Chairman                  5,665,000 (3)            15,000 (4)                    5,650,000/63.9%

Franklin Pass, M.D., Director                    151,642                30,000 (5)                      151,642/1.7%

Peter Sadowski, Ph.D., Executive                  48,407                50,000 (5)                       48,407/*
 Vice President and Technology
 Officer

James Clark, Director                             15,000                15,000 (4)                            0/*

Carlos Samayoa, Assistant Secretary                    0                30,000 (5)                            0/*

Lawrence Christian, Vice President,               36,000                20,000 (5)                       36,000/*
 Finance and Chief Financial
 Officer, Secretary

Prof. Ubaldo Conte, Director                      15,000                15,000 (4)                            0/*

Dr. Philippe Dro, Director                        15,000                15,000 (4)                            0/*

Dr. Thomas Rinderknecht, Director                 15,000                15,000 (4)                            0/*

Kenneth Evenstad, Director                        22,999                15,000 (4)                        4,999/*
                                                                         3,000 (6)

Dario Carrara, Ph.D.,                                  0                60,000 (5)                            0/*

Geoffrey Guy, former director                      9,943                 3,000 (6)                        6,943/*

Fred Shapiro, former director                     13,664                 3,000 (6)                       10,664/*

Stanley Goldberg, former director                  5,000                 5,000 (6)                            0/*

* Less than 1%
__________________________

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that the warrants that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from the date hereof) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Each of the selling shareholders hold warrants that are currently exercisable. We cannot assure you that the selling shareholders will exercise their warrants to purchase shares of our common stock.

(2)  Assumes the sale of all shares offered pursuant to this prospectus.

(3) Includes 5,650,000 shares held by Permatec Holding AG, an entity which Dr. Gonella controls.

(4)  Granted pursuant to the 2001 Plan.

(5)  Granted pursuant to the Employee Plan.

(6)  Granted pursuant to the 1998 Plan.


                             PLAN OF DISTRIBUTION

     We are registering the resale of shares of common stock on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

     The term "selling shareholders" includes donees, i.e., persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes pledgees, i.e., persons who upon contractual default by a selling shareholder may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Types of Sale Transactions

     The selling shareholders may sell the shares in one or more types of transactions (which may include block transactions):

          .  on the Nasdaq SmallCap Market;
          .  in the over-the-counter market;
          .  in negotiated transactions;
          .  through put or call option transactions;
          .  through short sales; or
          .  any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with proposed sale of shares.

Costs and Commissions

     We will not receive any proceeds from the sale of the selling shareholders and will bear all costs, fees and expenses incident to our obligation to register the shares of common stock. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

Sales to or through Broker-Dealers

     The selling shareholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through broker-dealers. Such broker-dealers may act either as an agent of a selling shareholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

     We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

Prospectus Delivery Requirements

     Because they may be deemed to be underwriters, the selling shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq SmallCap Market in accordance with Rule 153 of the Securities Act. We have informed the selling shareholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

State Requirements

     Some states required that any shares sold in that state may only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption exists from the registration or qualification requirement and that the exemption or qualification requirements have been complied with.

Sales under Rule 144

     Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

     If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

          .  a block trade;
          .  special offering;
          . exchange distribution or secondary distribution, or . a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

     The supplement will disclose

          . the name of each such selling shareholder and of the participating broker-dealer(s),
          .  the number of shares involved;
          .  the price at which such shares are sold;
          . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
          . that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus; and
          .  any other facts material to the transaction.

     The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of our common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING SHAREHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING SHAREHOLDER OR ANY SUCH OTHER PERSON.

                                 LEGAL MATTERS

     For the purpose of this offering, Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota is giving an opinion of the validity of the issuance of the securities offered in this prospectus.

                                    EXPERTS

     The consolidated financial statements of Antares Pharma, Inc. as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus and refer you to the documents listed below:

  . our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the SEC on May 21, 2001;
  . our definitive proxy statement on Schedule 14A, filed with SEC on May 10, 2001;
  .  our current report on Form 8-K/A, filed with the SEC on April 17, 2001;
  . our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 16, 2001;
  .  our current report on Form 8-K, filed with SEC on February 15, 2001;
  . the description of our common stock contained in our registration statement on Form S-1/A, filed on August 15, 1996, including any amendment or report filed for the purpose of updating the description; and
  . any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all shares offered have been sold or which deregisters all shares then remaining unsold.

     This prospectus is part of a registration statement on Form S-8 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request, orally or in writing, a copy of these filings. We will provide the copies of these filings to you at no cost. Please direct your requests to:

                             Antares Pharma, Inc.
                         161 Cheshire Lane, Suite 100
                            Minneapolis, Minnesota
                           Attn: Lawrence Christian
                                (763) 475-7700

     You may also find information about us at our website: http://www.antarespharma.com. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                      WHERE YOU CAN FIND MORE INFORMATION

     With respect to the securities being offered pursuant to this Reoffer Prospectus, we have filed with the Securities and Exchange Commission a registration statement on Form S-8, together with exhibits and documents incorporated by reference in the registration statement, under the Securities Act. This Reoffer Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding our company and the common stock offered, please see the registration statement, exhibits and the documents incorporated by reference in the registration statement.

     We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Rooms maintained by the Securities and Exchange Commission at any of the following locations:

       Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
        500 West Madison Street, Suite 1400, Chicago, Illinois 60661; Seven World Trade Center, Suite 1300, New York, New York 10048.

     Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the Securities and Exchange Commission's website (http://www.sec.gov).

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION BY REFERENCE

     The Securities and Exchange Commission (the "SEC") allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus and refer you to the documents listed below:

     . our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed with the SEC on May 21, 2001;
     . our definitive proxy statement on Schedule 14A, filed with SEC on May 10, 2001;
     . our current report on Form 8-K/A, filed with the SEC on April 17, 2001; . our annual report on Form 10-K for the fiscal year ended December 31,
        2000, filed with the SEC on April 16, 2001;
     .  our current report on Form 8-K, filed with SEC on February 15, 2001;
     . the description of our common stock contained in our registration statement on Form S-1/A, filed on August 15, 1996, including any amendment or report filed for the purpose of updating the description; and
     . any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all shares offered have been sold or which deregisters all shares then remaining unsold.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

     . has not been indemnified therefor by another organization or employee benefit plan;
     .  acted in good faith;
     . received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;
     . in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
     . reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

     Article 7 of our Second Amended and Restated Articles of Incorporation provides that we will indemnify directors to the fullest extent permitted by the Minnesota Business Corporation Act as now enacted or hereafter amended.

     We also maintain an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 8. EXHIBITS

EXHIBIT
NUMBER                  DOCUMENT
------                  --------
4.1                     Second Amended and Restated Articles of Incorporation as amended to date*
4.2                     Second Amended and Restated Bylaws**
4.3                     1998 Stock Option Plan for Non-Employee Directors***
4.4                     2001 Stock Option Plan for Non-Employee Directors and Consultants
4.5                     2001 Incentive Stock Option Plan for Employees
5.1                     Opinion of Leonard, Street and Deinard Professional Association
23.1                    Consent of KPMG LLP, Independent Certified Public Accountants
23.2                    Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
24.1                    Power of Attorney (See signature page)

-------------------------

* Previously filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on April 16, 2001, and incorporated herein by reference.

** Previously filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-6661), filed with the Securities and Exchange Commission on October 1, 1996.

*** Previously filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on March 30, 1998, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

   (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Minneapolis, state of Minnesota, on July 2, 2001.

                                        ANTARES PHARMA, INC.



                                        By:/s/ Roger G. Harrison
                                           ----------------------------
                                           Roger G. Harrison, Ph.D.
                                           Chief Executive Officer


                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Antares Pharma, Inc. hereby constitute each of Roger G. Harrison, Ph.D. and Lawrence M. Christian our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Antares Pharma, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                                  Date
---------                          -----                                  -----
/s/ Roger G. Harrison       Chief Executive Officer and Director          July 2, 2001
-------------------------   (principal executive officer)
Roger G. Harrison, Ph.D.

/s/ Lawrence M. Christian   Vice President of Finance,                    July 2, 2001
-------------------------   Chief Financial Officer and Secretary
Lawrence M. Christian       (principal financial and accounting officer)

                            Director, Chairman of the Board               July ___, 2001
-------------------------
Dr. Jacques Gonella

/s/ Franklin Pass           Director, Vice Chairman of the Board          July 3, 2001
-------------------------
Franklin Pass, M.D.

/s/ James Clark                    Director                               July 3, 2001
------------------------
James Clark

/s/ Ubaldo Conte                   Director                               July 2, 2001
------------------------
Prof. Ubaldo Conte

                                   Director                               July ___, 2001
------------------------
Dr. Philippe Dro

                                   Director                               July ___, 2001
------------------------
Kenneth Evenstad

/s/ Thomas Rinderknecht            Director                              July 3, 2001
------------------------
Dr. Thomas Rinderknecht

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                  DOCUMENT
------                  --------
4.1                     Second Amended and Restated Articles of Incorporation as amended to date*
4.2                     Second Amended and Restated Bylaws**
4.3                     1998 Stock Option Plan for Non-Employee Directors***
4.4                     2001 Stock Option Plan for Non-Employee Directors and Consultants
4.5                     2001 Incentive Stock Option Plan for Employees
5.1                     Opinion of Leonard, Street and Deinard Professional Association
23.1                    Consent of KPMG LLP, Independent Certified Public Accountants
23.2                    Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
24.1                    Power of Attorney (See signature page)

-------------------------
* Previously filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on April 16, 2001, and incorporated herein by reference.

** Previously filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-6661), filed with the Securities and Exchange Commission on October 1, 1996.

*** Previously filed as an exhibit to our Annual Report on Form 10-K, filed with the SEC on March 30, 1998, and incorporated herein by reference.